UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:	December 5, 2007
(Date of earliest event reported)	(December 4, 2007)

Multimedia Games, Inc.

(Exact name of registrant as specified in its charter)

001-14551

(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Rd., Bldg. B, Suite 400, Austin, Texas	78746 (Zip Code)
(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 29, 2007, Judge Noma Gurich in the Oklahoma State Court in Oklahoma City issued an opinion in the case of Diamond Games Enterprises, Inc. v. Multimedia Games, Inc. et al. The Company learned of the ruling on December 4, 2007. In her ruling, Judge Gurich denied Multimedia Games, Inc.’s (the “Company” or “Multimedia”) motion for summary judgment on the issues of whether the court has jurisdiction, and ruled on plaintiff’s motion for “partial” summary judgment that certain games offered by Multimedia in Oklahoma were Class III as opposed to Class II. Specifically, the judge concluded the Oklahoma court has jurisdiction over the case, and found that Multimedia’s MegaNanza and Reel Time Bingo versions 1.0, 1.1 and 1.2 games were not Class II games under the Indian Gaming Regulatory Act, but are instead Class III games.

This Current Report on Form 8-K provides background information regarding the Judge’s opinion and describes the Company’s expectations regarding the potential impact of the opinion on the continued play of those games which are presently offered at tribal gaming facilities in Oklahoma. The gaming markets the Company serves are heavily regulated by the tribes and the Federal Government. For a discussion of the regulatory environment in which the Company operates, please see the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Certain Risks” sections thereof.

The Judge’s ruling is specifically not binding on Multimedia’s tribal customers. As a result, the Company does not expect any of the approximately 1,800 Reel Time Bingo version 1.2 games currently in play at facilities in Oklahoma to be removed as a result of the Judge’s ruling.

With respect to other games covered by the opinion, Multimedia stopped offering MegaNanza approximately four years ago and stopped offering Reel Time Bingo version 1.0 and Reel Time Bingo version 1.1 approximately four years ago. In addition, during the entire period of time that MegaNanza was offered and played, it was being done with the permission and approval of the tribal gaming authorities, the primary regulators of Class II Gaming. Reel Time Bingo version 1.2 has also only been played with the approval of the tribal primary regulators and currently without objection by the National Indian Gaming Commission, the federal regulatory body with oversight authority.

The Judge’s rulings are not dispositive of the case and the opinion has no affect on the tribes’ right to play games offered by Multimedia. Several defenses remain available to Multimedia, the successful assertion of any one of which would result in a favorable outcome for the Company.

Judge Gurich granted the Company’s motion for immediate certification of her ruling to the Oklahoma Supreme Court. Multimedia intends to seek immediate review of the Judge’s decision, and plans to continue to vigorously assert its position that the games in question are legal Class II games, and that the question of game classification cannot be decided by an Oklahoma State Court. One of the Company’s goals in the lawsuit has been to present the basic issue of jurisdiction, or lack thereof in any State Court, to the Oklahoma Supreme Court, and this ruling by the trial Judge may serve to get that issue before the Supreme Court sooner rather than later. Because the Judge has agreed to certify these questions for immediate interlocutory appeal, the Company has the ability and intends to immediately appeal these issues to the Oklahoma Supreme Court.

This Current Report on Form 8-K contains forward-looking statements that reflect the Company’s current outlook and expectations. Such forward-looking statements include the Company’s expectation that the Judge’s ruling will not cause the removal of any of the Company’s machines currently in play in Oklahoma. Forward-looking statements are inherently subject to risks and uncertainties that may cause

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actual outcomes to differ materially from the Company’s current expectations. While the Company believes its positions in this lawsuit are meritorious, litigation is inherently uncertain and the outcome cannot be predicted with confidence. If the Company does not prevail, it may be required to pay significant damages and be subject to other remedies, any of which could materially and adversely affect the Company’s business, financial condition and operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: December 5, 2007	By:	/s/ Clifton E. Lind
Clifton E. Lind
Chief Executive Officer
(Principal Executive Officer)

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